Exhibit 99.1

August 15, 2024

Premium Nickel Resources Ltd. Grants Stock Options

Toronto, Ontario—(Newsfile Corp. - August 15, 2024) - Premium Nickel Resources Ltd. (TSXV: PNRL) (“PNRL” or the “Company”) announces that, effective August 14, 2024, it has granted to certain directors, officers, employees and/or consultants of the Company and/or its subsidiaries an aggregate of 3,110,000 stock options of the Company (“Options”) pursuant to the stock option plan of the Company.

The Options have an exercise price of $1.10 per share and a five-year term from the date of grant, and vest annually in equal thirds beginning on the date of grant.

About Premium Nickel Resources Ltd.

PNRL is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

PNRL is committed to governance through transparent accountability and open communication within our team and our stakeholders. Our skilled team has worked over 100 projects collectively, accumulating over 400 years of resource discoveries, mine development and mine re-engineering experience on projects like the Company’s Selebi and Selkirk mines. PNRL’s senior team members have on average more than 20 years of experience in every single aspect of mine discovery and development, from geology to operations.

ON BEHALF OF THE BOARD OF DIRECTORS

Keith Morrison

Director and Chief Executive Officer

Premium Nickel Resources Ltd.

For further information about Premium Nickel Resources Ltd., please contact:

Jaclyn Ruptash

Vice President, Communications and Government and Investor Relations

+1 (604) 770-4334

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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